EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Christi Cowdin (616) 866-6271

WOLVERINE WORLD WIDE, INC.
ANNOUNCES NEW MEMBER OF
ITS BOARD OF DIRECTORS

          Rockford, MI - April 17, 2008 - Wolverine World Wide, Inc. (NYSE: WWW) is pleased to announce the appointment of Joseph R. Gromek to the Company's Board of Directors.

          Gromek, age 61, is President, Chief Executive Officer and Director of The Warnaco Group, Inc., a leading designer and distributor of sportswear, intimate apparel and swimwear. He has held numerous senior positions with a variety of world class retail and consumer companies including, Brooks Brothers, Saks Fifth Avenue and Ann Taylor.

          "Joe Gromek's appointment will bring added depth to Wolverine's already strong Board," stated Blake W. Krueger, Wolverine's CEO and President. "His distinguished track record of building global success with a multi-brand and multi-channel business matches up well with Wolverine's own operating platform. Joe's experiences building strong customer relationships and operating a wide variety of branded retail stores will prove to be valuable assets as the Company pursues its vision of becoming one of the world's premier footwear and apparel companies."

          "I am pleased to be joining the Board of Wolverine World Wide, a footwear industry leader and innovator," Gromek added. "Wolverine has an impressive track record of rewarding its shareholders and I look forward to working with the entire Wolverine team executing the Company's near-term initiatives and impressive growth plans for the future."

          Gromek is a graduate of St. Peter's College in New Jersey is affiliated with the Boards of the Parsons School of Design, Volunteers of America and is an Advisor of the Jay Baker Retailing Initiative of The Wharton School at the University of Pennsylvania.

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, Merrell®, Sebago® and Wolverine Boots and Shoes®. The Company also markets footwear under popular licensed brands including CAT®, Harley-Davidson® and Patagonia®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in nearly 200 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

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